Exhibit 8

		Peter J. Arant	Alan F. McCormick
	J. C. Garlington	Stephen R. Brown	Kristina K. McMullin
350 Ryman Street	1908 – 1995	Gary B. Chumrau	Charles E. McNeil
P.O. Box 7909		Randall J. Colbert	Mark S. Munro *
Missoula, Montana 59807-7909	Sherman V. Lohn	Kathleen L. DeSoto	Anita Harper Poe
(406) 523-2500	1921 – 2007	Megan L. Dishong	Larry E. Riley
Fax (406) 523-2595		Candace C. Fetscher	Jeffrey M. Roth
www.garlington.com	R.H. “Ty” Robinson	Katherine L. Georger	Susan P. Roy
	(Retired)	Charles E. Hansberry	Robert E. Sheridan
		Gregory L. Hanson	Brian J. Smith
		Elizabeth L. Hausbeck	Jeffrey B. Smith
		Jenny M. Jourdonnais	Peter J. Stokstad
		Isaac M. Kantor	Christopher B. Swartley
		Bradley J. Luck	Kevin A. Twidwell
		Robert C. Lukes	William T. Wagner
Kathryn S. Mahe
* Currently admitted in New York, Texas, and Washington only

May 30, 2014

Glacier Bancorp, Inc.

49 Commons Loop

Kalispell, MT 59901-2679

Attn: Michael J. Blodnick, President and CEO

Ladies and Gentlemen:

We have acted as special tax counsel to Glacier Bancorp, Inc., a Montana corporation (“GBCI”), in connection with the proposed merger of FNBR Holding Corporation, Inc. (“FNBR”), a Colorado corporation, with and into GBCI; and the simultaneous merger of First National Bank of the Rockies (“Bank”), a national banking association, duly organized and validly existing under the federal laws of the United States of America and a wholly-owned subsidiary of FNBR, with and into Glacier Bank (“Glacier Bank”), a Montana state-chartered bank and wholly owned subsidiary of GBCI (collectively, the “Mergers”), pursuant to the Plan and Agreement of Merger (the “Agreement”), dated as of May 8, 2014, by and among GBCI, FNBR, Bank and Glacier Bank. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of the Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”), including the proxy statement/prospectus forming a part thereof, we are rendering our opinion concerning certain United States federal income tax matters.

In providing our opinion, we have examined the Agreement, the Registration Statement, the proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof), the Merger Agreement between the Bank and Glacier Bank, dated as of May 8, 2014, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) either (A) the share price of GBCI (as such price is appropriately adjusted for any stock split, reverse stock split, recapitalization, reclassification or similar transaction with respect to the then outstanding shares of GBCI common stock declared or effected after the Execution Date and prior to the Closing Date) will equal or exceed $23.53 at all times on the Closing Date or (B) if the Total Stock Consideration is adjusted pursuant to Section 7.3.2 of the Agreement, the Total Stock Consideration will equal or

RE:

May 30, 2014

exceed the quotient obtained by dividing $13,076,397 by the lowest price at which GBCI common stock trades on the Closing Date, (iii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iv) the factual statements and representations made by GBCI in the officer’s certificate dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificate”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (v) any such statements and representations made in the Officer’s Certificates “to the knowledge of” or “in the belief of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (vi) GBCI and FNBR and their respective subsidiaries will treat the Mergers for United States federal income tax purposes in a manner consistent with the opinions set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the each of the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform GBCI or FNBR of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

GARLINGTON, LOHN & ROBINSON, PLLP

/s/ Mark S. Munro
Mark S. Munro

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